EXHIBIT 8.1

List of Significant Subsidiaries and Consolidated Affiliated Entities

Name	Place of Incorporation
1. Kunhoo Software LLC	Cayman Islands
2. Kunhoo Software Limited	Hong Kong
3. Kunhoo Software S.a.r.l.	Luxembourg
4. Kunhoo Software AS	Norway
5. Opera Norway AS	Norway
6. Opera Software Holdings LLC	USA
7. Opera Software Ireland Ltd.	Ireland
8. Opera Sweden AB	Sweden
9. Opera Software International AS	Norway
10. Opera Software Netherlands B.V.	Netherlands
11. Opera Software India Pvt. Ltd.	India
12. Opera Software Poland sp. z.o.o.	Poland
13. Opera Software Technology (Beijing) Co. Ltd.	China
14. Opera Unite HK Limited	Hong Kong
15. Opera Unite Pte. Ltd.	Singapore
16. Opesa South Africa (Pty) Limited	South Africa
17. O-Play Digital Services Ltd.	Nigeria
18. O-Play Kenya Limited	Kenya
19. Phoneserve Technologies Co. Ltd.	Kenya
20. O-Play Zambia Limited	Zambia
21. PT Inpesa Digital Teknologi	Indonesia
22. Opera Lifestyle	Cayman Islands
23. Opera Lifestyle Nigeria Ltd.	Nigeria
24. OList Homes Ltd.	Nigeria
25. OÜ PocoSys	Estonia
26. P2C International Limited	United Kingdom
27. Dify Financial Technologies Iberia S.L.A.	Spain
28. Opera Financial Technologies Limited	United Kingdom
29. Blueboard Limited	Ireland
30. Beijing Yuega Software Tech. Srvc. Co. Ltd.	China